PriceSmart Announces Third Quarter Results of Operations

San Diego, CA (July 5, 2018) - PriceSmart, Inc. (NASDAQ: PSMT) today announced its results of operations for the third quarter of fiscal year 2018 which ended on May 31, 2018.

For the third quarter of fiscal year 2018, net warehouse club sales increased 5.6% to $750.5 million from $710.7 million in the third quarter of fiscal year 2017. Total revenues for the third quarter of fiscal year 2018 increased 7.1% to $782.2 million from  $730.3 million in the comparable period of the prior year. The Company had 41 warehouse clubs in operation as of May 2018 and 39 clubs in operation as of May 2017.

Total selling, general and administrative expenses in the quarter were $101.1 million or 12.9% of total revenues compared to 11.6% a year ago. SG&A this year includes the cost of two additional warehouse clubs. Santa Ana, Costa Rica that opened in October 2017, and Santo Domingo, Dominican Republic that opened in May 2018.  In addition, the Company had an increase in SG&A costs of approximately $8.0 million, related to Aeropost operations.

The Company recorded operating income during the quarter of $28.4 million, as compared to $27.6 million in the prior year. Net income was $18.7 million, or $0.61 per diluted share, in the third quarter of fiscal year 2018 as compared to $18.8 million, or $0.62 per diluted share, in the third quarter of fiscal year 2017.

For the first nine months of fiscal year 2018, net warehouse club sales increased 5.2% to $2,312.4 million from $2,199.1 million in the first nine months of fiscal year 2017. Total revenues for the first nine months of the fiscal year 2018 increased 5.6% to $2,388.8 million from $2,263.1 million in the same period of the prior year.

Selling, general and administrative expenses increased $30.4 million to 11.9% of total revenues for the nine-month period ended May 31, 2018 compared to 11.2% for the same period during fiscal year 2017.  The $8.0 million of increases to warehouse club and other operations and general and administrative costs associated with the Aeropost acquisitions discussed above for the third quarter results apply to the nine-month period as well.  Additionally, the Company recorded a $2.6 million charge taken during the second quarter ($1.9 million of which is recorded as asset impairment and the remainder as an expense in general and administrative expenses) for the write-off of costs for an e-commerce platform that was under development and $669,000 in Aeropost deal related costs, including legal, accounting and technical consulting related to the acquisition of Aeropost.

For the first nine months of fiscal year 2018, the Company recorded operating income of $98.9 million and net income of $55.3 million, or $1.82 per diluted share. During the nine month period in fiscal year 2017, the Company recorded operating income of $105.4 million and net income of $70.9 million, or $2.34 per diluted share.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00a.m. Pacific time) on Friday, July 6, 2018, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855)  209-8211 toll free, or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through July 13, 2018, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay access code 10120109.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 41 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia and Costa Rica; five in Panama; four each in Trinidad and Dominican Republic; three each in Guatemala and Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). Additionally, PriceSmart through its Aeropost subsidiary provides logistics, payment and ecommerce services in Latin America and the Caribbean. Aeropost currently serves customers in 38 countries with Costa Rica, Trinidad and Jamaica as its largest markets.

This press release may contain forward-looking statements concerning the Company's anticipated future revenues and earnings, adequacy of future cash flow, proposed warehouse club openings, the Company's performance relative to competitors, the outcome of tax proceedings and related matters. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the following external and internal risks:

External Risks:

•	Natural disasters that might cause damages not covered by insurance;
•	Negative macroeconomic conditions;
•	Volatility in foreign currency exchange rates and limitations on our ability to convert foreign currency to U.S. dollars;
•	Changes in, and inconsistent enforcement of, laws and regulations in countries where we operate, including those related to tariffs and taxes;
•	Compliance risks;
•

Crime and security concerns, which can adversely affect the economies of the countries in which we operate and which require us to incur additional costs to provide additional security at our warehouse clubs;

•	Recoverability of moneys owed to PriceSmart from governments in countries where we do business;
•	The possibility of operational interruptions related to union work stoppages; and
•	Political instability, such as recent unrest in Honduras and the ongoing anti-government protests in Nicaragua, which have disrupted our operations there.

Internal Risks:

•	Timely identification or effectively responding to changes in consumer shopping preferences with resulting negative effects on our sales and market share;
•	Significant competition, including from international online retailers;
•	Limitations on the availability of appropriate sites for new warehouse clubs could adversely affect growth;
•	Increased costs due to delays or failure in our efforts to integrate our online commerce with our traditional brick and mortar business;
•	Acquisitions, such as our acquisition of Aeropost, Inc. in March 2018, may expose us to additional risks;
•	Cost increases from product and service providers;
•	Interruption of supply chains, which might adversely impact on our ability to import merchandise;
•	Failure to maintain our brand’s reputation;
•	Exposure to product liability claims and product recalls;
•	Failure to maintain our computer systems and/or disruption in those systems;
•	Delays or cost overruns implementing our anticipated new Enterprise Resource Planning system;
•	Any failure to maintain the security of the information we hold relating to our company, our members, employees and suppliers;

•	Failure to attract and retain qualified employees, significant increases in wage and benefit expenses, or changes in labor laws with consequent material adverse effect on our financial performance;
•	Changes in accounting standards affecting management's financial assumptions, projections, estimates and judgments; and
•

A few of our stockholders own approximately 25.3% of our voting stock as of May 31, 2018, which may make it difficult to complete some corporate transactions without their support and may impede a change in control.

The risks described above as well as the other risks detailed in the Company’s U.S. Securities and Exchange Commission (“SEC”) reports, including the Company’s Annual Report on Form 10-K filed for the fiscal year ended August 31, 2017 filed on October 26, 2017, pursuant to the Securities Exchange Act of 1934, see “Part I - Item 1A - Risk Factors,” could materially and adversely affect our business, financial condition and results of operations. These risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company currently considers to be immaterial.

For further information, please contact Maarten O. Jager, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2018	2017	2018	2017
Revenues:
Net merchandise sales	$750,473	$710,699	$2,312,447	$2,199,051
Export sales	9,967	6,475	27,252	25,381
Membership income	12,852	12,038	37,930	35,581
Other revenue and income	8,909	1,046	11,207	3,113
Total revenues	782,201	730,258	2,388,836	2,263,126
Operating expenses:
Cost of goods sold:
Net merchandise sales	641,249	611,455	1,977,840	1,879,747
Export sales	9,466	6,143	25,900	24,085
Non-merchandise	1,979	—	1,979	—
Selling, general and administrative:
Warehouse club and other operations	76,259	67,754	217,712	200,964
General and administrative	24,079	16,907	63,167	51,921
Pre-opening expenses	352	9	863	(104)
Asset impairment	—	—	1,929	—
Loss/(gain) on disposal of assets	388	364	587	1,106
Total operating expenses	753,772	702,632	2,289,977	2,157,719
Operating income	28,429	27,626	98,859	105,407
Other income (expense):
Interest income	370	392	1,138	1,443
Interest expense	(1,362)	(1,828)	(3,609)	(5,126)
Other income (expense), net	(575)	1,101	(87)	1,088
Total other income (expense)	(1,567)	(335)	(2,558)	(2,595)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	26,862	27,291	96,301	102,812
Provision for income taxes	(8,128)	(8,459)	(40,950)	(31,885)
Income (loss) of unconsolidated affiliates	(18)	6	3	(1)
Net income	$18,716	$18,838	$55,354	$70,926
Less: net income (loss) attributable to noncontrolling interest	22	—	22	—
Net income attributable to PriceSmart, Inc.	$18,694	$18,838	$55,332	$70,926

Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.61	$0.62	$1.82	$2.34
Diluted	$0.61	$0.62	$1.82	$2.34
Shares used in per share computations:
Basic	30,137	30,043	30,105	30,010
Diluted	30,137	30,045	30,105	30,014
Dividends per share	$—	$—	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31,
	2018	August 31,
	(Unaudited)	2017
ASSETS
Current Assets:
Cash and cash equivalents	$141,164	$162,434
Short-term restricted cash	676	460
Receivables, net of allowance for doubtful accounts of $32 and $7 as of May 31, 2018 and August 31, 2017, respectively	8,998	6,460
Merchandise inventories	326,200	310,946
Prepaid expenses and other current assets	32,680	30,070
Total current assets	509,718	510,370
Long-term restricted cash	2,973	2,818
Property and equipment, net	597,240	557,829
Goodwill	51,351	35,642
Other intangibles, net	15,593	—
Deferred tax assets	10,509	15,412
Other non-current assets (includes $4,081 and $2,547 as of May 31, 2018 and August 31, 2017, respectively, for the fair value of derivative instruments)	48,317	44,678
Investment in unconsolidated affiliates	10,769	10,765
Total Assets	$1,246,470	$1,177,514
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$334	$—
Accounts payable	268,976	272,248
Accrued salaries and benefits	23,594	19,151
Deferred income	23,785	22,100
Income taxes payable	5,124	5,044
Other accrued expenses	28,852	26,483
Dividends payable	10,652	—
Long-term debt, current portion	14,644	18,358
Total current liabilities	375,961	363,384
Deferred tax liability	5,884	1,812
Long-term portion of deferred rent	8,915	8,914
Long-term income taxes payable, net of current portion	7,740	909
Long-term debt, net of current portion	91,208	87,939
Other long-term liabilities (includes $537 and $682 for the fair value of derivative instruments and $5,115 and $5,051 for post-employment plans as of May 31, 2018 and August 31, 2017, respectively)	6,063	5,789
Total Liabilities	495,771	468,747

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,369,568 and 31,275,727 shares issued and 30,472,064 and 30,400,742 shares outstanding (net of treasury shares) as of May 31, 2018 and August 31, 2017, respectively	3	3
Additional paid-in capital	430,133	422,395
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(108,576)	(110,059)
Retained earnings	454,901	420,866
Less: treasury stock at cost, 897,504 and 874,985 shares as of May 31, 2018 and August 31, 2017, respectively	(37,840)	(35,924)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	750,107	708,767
Noncontrolling interest in consolidated subsidiaries	592	—
Total stockholders' equity	750,699	708,767
Total Liabilities and Equity	$1,246,470	$1,177,514